As filed with the Securities and Exchange Commission on September 9, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED HAT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1364380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 East Davie Street Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

Red Hat, Inc. 2016 Employee Stock Purchase Plan

(Full Title of the Plan)

Michael R. Cunningham, Esq.

General Counsel

Red Hat, Inc.

100 East Davie Street

Raleigh, North Carolina 27601

(Name and Address of Agent For Service)

(919) 754-3700

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	5,000,000(2)	$73.67(3)	$368,350,000	$37,092.85

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents the number of shares of Common Stock of the Registrant available for issuance pursuant to the Registrant’s 2016 Employee Stock Purchase Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on September 2, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register the offer and sale of 5,000,000 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), to be issued under the Registrant’s 2016 Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article VII of the Registrant’s Bylaws provides that the Registrant will indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Registrant) by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, against all liability, losses, expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person, or person for whom such person is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. However, the Registrant shall not be required to indemnify any such person with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the applicable court determines that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. In addition, expenses (including attorneys’ fees) incurred by a current or former officer or director of the Registrant in defending any pending or threatened civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon delivery to the Registrant of a written claim for such payment and upon receipt of an undertaking by or on behalf such officer or director to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the Registrant’s Bylaws.

Article EIGHTH of the Registrant’s Fourth Amended and Restated Certificate of Incorporation provides that no director (including any advisory director) of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, the provision does not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors. In general, the indemnification agreements provide that the Registrant will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify its executive officers and directors against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which such executive officers or directors become subject in connection with such executive officer’s or director’s service to the Registrant or in connection with other services performed by such executive officer or director at the request of the Registrant (such as service as an officer or director of a subsidiary of the Registrant). The indemnification agreements also provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Registrant. In addition, the indemnification agreements provide for the advancement of expenses incurred by such executive officers or directors under certain circumstances. The indemnification agreements are not exclusive of any other rights to indemnification or advancement of expenses to which the executive officers and directors may be entitled, including any rights arising under the Registrant’s Certificate of Incorporation or Bylaws, a separate agreement with the Registrant or applicable law.

We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against losses arising out of certain kinds of claims which might be made against them based on their acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 9th day of September, 2016.

RED HAT, INC.

By:	/S/ R. BRANDON ASBILL
R. Brandon Asbill
Assistant Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Red Hat, Inc., hereby severally constitute and appoint Michael R. Cunningham and R. Brandon Asbill, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Red Hat, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES M. WHITEHURST James M. Whitehurst	President, Chief Executive Officer and Director (principal executive officer)	September 9, 2016

/S/ FRANK A. CALDERONI Frank A. Calderoni	Executive Vice President, Operations and Chief Financial Officer (principal financial officer)	September 9, 2016

/S/ ERIC R. SHANDER Eric R. Shander	Vice President, Finance and Accounting (principal accounting officer)	September 9, 2016

/S/ SOHAIB ABBASI Sohaib Abbasi	Director	September 9, 2016

/S/ W. STEVE ALBRECHT W. Steve Albrecht	Director	September 9, 2016

/S/ CHARLENE T. BEGLEY Charlene T. Begley	Director	September 9, 2016

/S/ NARENDRA K. GUPTA Narendra K. Gupta	Director	September 9, 2016

/S/ KIMBERLY L. HAMMONDS Kimberly L. Hammonds	Director	September 9, 2016

/S/ WILLIAM S. KAISER William S. Kaiser	Director	September 9, 2016

/S/ DONALD H. LIVINGSTONE Donald H. Livingstone	Director	September 9, 2016

/S/ HENRY HUGH SHELTON Henry Hugh Shelton	Chairman of the Board of Directors	September 9, 2016

INDEX TO EXHIBITS

Number	Description

4.1(1)	Fourth Amended and Restated Certificate of Incorporation of the Registrant

4.2(2)	Amended and Restated Bylaws of the Registrant

5.1	Opinion of Baker & McKenzie LLP, counsel to the Registrant

23.1	Consent of Baker & McKenzie LLP (included as part of Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement)

99.1(3)	Red Hat, Inc. 2016 Employee Stock Purchase Plan

(1)	Previously filed with the Securities and Exchange Commission as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on August 13, 2013 (File No. 001-33162) and incorporated herein by reference.
(2)	Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on October 7, 2015 (File No. 001-33162) and incorporated herein by reference.
(3)	Previously filed with the Securities and Exchange Commission as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on August 16, 2016 (File No. 001-33162) and is incorporated herein by reference.